Exhibit j(2)

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference this Registration Statement on Form N-1A of our report dated July 11, 2002 relating to the financial statements and financial highlights which appear in the June 30, 2002 Annual Report to Shareholders of Millennium Growth Fund and Millennium Growth and Income Fund, each a series of Millennium Funds, Inc., which are incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Accountants” in such Registration Statement.

/s/McCurdy & Associates CPA’s, Inc.
McCurdy & Associates CPA’s, Inc.
Westlake, Ohio
October 24, 2002

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